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Entity Opinion:

Reorganization of LVIP Wellington Capital Growth Fund and LVIP American Century Ultra® Fund

August 23, 2024

Board of Trustees

LVIP Wellington Capital Growth Fund

Lincoln Variable Insurance Products Trust

1301 South Harrison Street

Fort Wayne, Indiana 46802

Board of Trustees

LVIP American Century Ultra® Fund

Lincoln Variable Insurance Products Trust

1301 South Harrison Street

Fort Wayne, Indiana 46802

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to LVIP Wellington Capital Growth Fund (the “Acquired Fund”), a separate series of Lincoln Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), to the record holders of shares (the “Acquired Fund Shares”) of the Acquired Fund (the “Acquired Fund Shareholders”), and to LVIP American Century Ultra® Fund (the “Acquiring Fund”), also a separate series of the Trust, in connection with the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund followed by the distribution of such Acquiring Fund Shares to the Acquired Fund Shareholders in complete liquidation and termination of the Acquired Fund (the “Reorganization”),

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all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of August 9, 2024, and as executed by Trust on behalf of the Acquired Fund and the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Proxy Statement/Prospectus dated June 17, 2024, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.

The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund followed by the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under section 368(a) of the Code.

2.

The Acquired Fund will not recognize gain or loss upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption of all of the liabilities of the Acquired Fund, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code.

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3.	The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.

The Acquiring Fund will recognize no gain or loss upon receiving the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption of all of the liabilities of the Acquired Fund.

5.

The adjusted basis to the Acquiring Fund of the assets of the Acquired Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those assets in the hands of the Acquired Fund immediately before the exchange, except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code.

6.

The Acquiring Fund’s holding periods with respect to the assets of the Acquired Fund that the Acquiring Fund acquires in the Reorganization will include the respective periods for which those assets were held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.	The Acquired Fund Shareholders will recognize no gain or loss upon receiving the Acquiring Fund Shares solely in exchange for the Acquired Fund Shares.

8.

The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of the Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.

An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

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We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Acquired Fund with respect to contracts described in section 1256(b) of the Code or stock in a passive foreign investment company, as defined in section 1297(a) of the Code.

Very truly yours,

/s/ Dechert LLP